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                                                                       EXHIBIT 7


                               BOARD RESOLUTION


     NOW, THEREFORE, the following resolutions are adopted by the Board of Directors of the Company (consisting of 12 directors including A. Pacholder, S. Pacholder, W. Willoughby. W. Morgan, J. Gibson, J. Williamson, W. Leib, J. Calaway, J. Knapp, C. McCord, T. Gollin and C. O'Sullivan):

Termination of Willoughby International Stockholders Agreement
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     RESOLVED FURTHER, that the execution and delivery by the Company of the
Consent to Termination Agreement with respect to that certain Willoughby International Stockholders Agreement, dated effective as of April 30, 1996, by and among the Company and the shareholders of the Company party thereto, in the form presented at this meeting, is hereby approved; and the Treasurer of the Company is hereby authorized to execute and deliver such agreement on behalf of the Company; and